Exhibit 10.2

SCHEDULE OF NON-EMPLOYEE DIRECTOR COMPENSATION

OF
ATLANTIC UNION BANKSHARES CORPORATION

Effective January 1, 2024

Annual Cash Retainer and Fees by Position (1)	Amount
Non-Employee Directors (2)	$50,000
Additional Fee to Chairperson of the Board	$80,000
Additional Fee to Vice Chairperson of the Board	$20,000
Additional Fee to Audit Committee Chair	$22,500
Additional Fee to Compensation Committee and Risk Committee Chairs	$16,000
Additional Fee to Nominating and Corporate Governance Committee (“Nominating”) and Trust Committee Chairs	$14,000
Additional Fee to Audit Committee Members	$11,000
Additional Fee to Compensation, Nominating, Risk and Trust Committee Members	$8,000

Certain Per Meeting Fees	Amount
Executive Committee Meeting (In Person or Telephonic)	$1,000
Executive Committee Meeting (Telephonic Lasting Under An Hour)	$500
Meetings Above the Maximum Number of Per Year Meetings (3)	$1,000
Special Purpose Committee Meetings	$500

Annual Equity Compensation
Non-employee directors also receive an annual stock retainer of $65,000 paid quarterly in advance in unrestricted shares of the Company’s common stock.

(1)	Cash retainers are payable in advance in quarterly installments.
(2)	Non-employee directors may elect to receive all or a portion of the Director cash retainer in unrestricted shares of the Company’s common stock.
(3)	The maximum number of per year Board, Audit Committee, Compensation Committee and Risk Committee meetings is ten, and the maximum number of per year Nominating Committee and Trust Committee meetings is eight. Additional meetings above these amounts will result in the noted per meeting fee.